EXHIBIT 99.1

Summer Infant Reports Third Quarter Results

Revenue $43.8 Million; $0.01 EPS; Higher Demand Offsetting TRU Impact

WOONSOCKET, R.I., Oct. 31, 2018 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal third quarter ended September 29, 2018.

“Third quarter results continued to show the resilience of our product lines even with tough year-over-year comparisons due to the liquidation of Toys ‘R’ Us,” said Mark Messner, President and CEO. “While revenue was lower versus the second quarter, reflecting normal seasonality, net sales rose slightly over 2017 primarily due to the strength of our potties, positioners, SwaddleMe® blankets, and gates – more than offsetting $5.1 million in bankruptcy-related lost revenue. Simply put, we are successfully gaining shelf space across our brick & mortar channel partners and expect additional product placements in the fourth quarter. While margins were lower than normal – including the impact from a $0.4 million major retail promotion – we further reduced G&A expenses and achieved another quarter of positive financial results.

“We also recently participated in the ‘Kind + Jugend’ trade show in Cologne, Germany, where we saw a great deal of enthusiasm for our entire product portfolio, including the new Born Free collection that will hit shelves next year. Overall, we are positioning the Company for higher revenue and improved bottom line performance based on a three-pronged strategy of growth through innovation, brand differentiation, and increased distribution. Based on the outlook for product placements and order trends going forward, we feel optimistic about the fourth quarter and beyond.”

Third Quarter Results

Net sales for the three months ended September 29, 2018 were $43.8 million compared with $43.1 million for the three months ended September 30, 2017. Year-over-year revenue growth primarily reflected increased sales of potties, positioners, SwaddleMe® blankets, and gates, more than offsetting the impact from the bankruptcy and liquidation of Toys “R” Us, which negatively affected sales by $5.1 million compared to the prior-year period.

Gross profit for the third quarters of both 2018 and 2017 was $13.6 million, and gross margin was 31.1% in 2018 versus 31.6% last year. The lower gross margin in 2018 primarily reflects $0.4 million of expense tied to a major retail promotion, as well as higher closeout sales related to inventory associated with the Toys “R” Us liquidation.

Selling expenses were $3.7 million in the third quarter of 2018 compared with $3.1 million in 2017. Selling expense as a percent of net sales was 8.3% in fiscal 2018 versus 7.2% last year, reflecting increased cooperative advertisement and freight as well as a $0.2 million customer post-audit adjustment.

General and administrative expenses (G&A) were $7.6 million in 2018 versus $10.5 million last year – a reduction of 27.6% year-over-year. The third quarter of fiscal 2018 benefitted from previously-announced cost containment initiatives, including headcount reductions, and a $0.5 million adjustment to decrease an allowance for bad debt due to a partial recovery from Toys “R” Us; conversely, the third quarter of fiscal 2017 included a $2.1 million bad debt charge recorded in connection with the Toys “R” Us bankruptcy filing. G&A as a percent of sales was 17.4% in the 2018 third quarter, versus 24.4% in 2017, and the Company completed, ahead of schedule, the previously-announced streamlining of its warehouse distribution center in California.

Interest expense was $1.1 million in fiscal 2018 versus $0.7 million last year, with the year-over-year increase primarily due to the Company’s refinancing of its bank agreements and higher interest rates.

The Company reported net income of $0.1 million, or $0.01 per share, in the third quarter of 2018 compared with a net loss of $1.2 million, or $(0.07) per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the third quarter of 2018 was $2.0 million versus $2.6 million for the third quarter of 2017, and Adjusted EBITDA as a percent of net sales was 4.6% in fiscal 2018 versus 6.1% last year. Adjusted EBITDA in 2018 includes $0.4 million in bank permitted add-back credits (including a $0.6 million adjustment to bad debt expense) compared with $2.6 million of charges during the prior-year period. Adjusted EBITDA, adjusted net income, and adjusted earnings per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of September 29, 2018, Summer Infant had approximately $1.1 million of cash and $47.5 million of bank debt compared with $0.7 million of cash and $48.1 million of bank debt as of December 30, 2017. The Company’s bank leverage ratio was 5.4 times the trailing twelve months’ Adjusted EBITDA at quarter end, as compared with 4.7 at the beginning of the fiscal year. The Company generated $5.4 million in cash from operations during the first nine months of 2018 compared to a $1.2 million use of cash in the prior-year period.

Inventory as of September 29, 2018 was $27.2 million compared with $34.0 million as of December 30, 2017. Trade receivables at the end of the quarter were $37.3 million compared with $36.6 million at the end of fiscal 2017. Accounts payable and accrued expenses were $32.9 million as of September 29, 2018 compared with $34.5 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 1, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to future product placements and future revenue growth and improved financial performance. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the bankruptcy and liquidation of the U.S. assets of Toys "R" Us and the resulting loss of sales to Babies "R" Us, a former major customer of the Company; the impact of recently imposed tariffs or new tariffs on the cost and pricing of the Company’s products; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Net sales	$43,838	$43,134	$133,571	$143,053
Cost of goods sold	30,227	29,502	90,974	96,816
Gross profit	$13,611	$13,632	$42,597	$46,237
General and administrative expenses(1)	7,623	10,536	29,587	30,060
Selling expense	3,658	3,117	9,427	11,248
Depreciation and amortization	1,012	1,023	3,087	3,120
Operating income/(loss)	$1,318	$(1,044)	$496	$1,809
Interest expense	1,118	748	3,300	2,206
Income/(loss) before taxes	$200	$(1,792)	$(2,804)	$(397)
Income tax provision/(benefit)	82	(549)	(513)	135
Net income/(loss)	$118	$(1,243)	$(2,291)	$(532)
Income/(loss) per diluted share	$0.01	$(0.07)	$(0.12)	$(0.03)

Shares used in fully diluted EPS	18,878,112	18,606,427	18,723,477	18,557,175

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$118	$(1,243)	$(2,291)	$(532)
Plus: interest expense	1,118	748	3,300	2,206
Plus: provision/(benefit) for income taxes	82	(549)	(513)	135
Plus: depreciation and amortization	1,012	1,023	3,087	3,120
Plus: non-cash stock based compensation expense	118	100	433	375
Plus: permitted add-backs (a)	(434)	2,552	2,680	3,177
Adjusted EBITDA (Non-GAAP)	$2,014	$2,631	$6,696	$8,481

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$118	$(1,243)	$(2,291)	$(532)
Plus: permitted add-backs(a)	(434)	2,552	2,680	3,177
Plus: unamortized financing fees(b)	-	-	518	-
Tax impact of items impacting comparability(c)	122	(893)	(895)	(1,112)
Adjusted net (loss)/income (Non-GAAP)	$(194)	$416	$12	$1,533
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.01)	$0.02	$0.00	$0.08

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended September 29, 2018 include board fees $100 ($28 tax impact), special projects $26 ($7 tax impact), less a credit to bad debt allowance ($560) ($157 tax impact). Permitted add-backs for the three months ended September 30, 2017 include bad debt allowance $2,120 ($742 tax impact), special projects $113 ($40 tax impact), restructuring fees $113 ($40 tax impact), severance related fees $115 ($40 tax impact), and board fees $91 ($31 tax impact). Permitted add-backs for the nine months ended September 29, 2018 include bad debt allowance $1,780 ($499 tax impact), severance related fees $441 ($123 tax impact), board fees $293 ($82 tax impact), and special projects $166 ($46 tax impact). Permitted add-backs for the nine months ended September 30, 2017 include bad debt allowance $2,120 ($742 tax impact), severance related costs $578 ($202 tax impact), board fees $278 ($97 tax impact), restructuring fees $238 ($84 tax impact), less a credit to special projects, primarily litigation fees ($37) ($13 tax impact).
(b) Write off of unamortized financing costs and termination fees associated with the Company's old credit facility, reflecting a $518 ($145 tax impact) charge for the nine months ending September 29, 2018.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	September 29, 2018	December 30, 2017
	(unaudited)

Cash and cash equivalents	$1,059	$681
Trade receivables, net	37,273	36,640
Inventory, net	27,207	34,035
Property and equipment, net	9,772	9,640
Intangible assets, net	13,485	14,046
Other assets	3,296	2,988
Total assets	$92,092	$98,030

Accounts payable	$25,268	$24,642
Accrued expenses	7,588	9,818
Current portion of long-term debt	875	3,250
Long term debt, less current portion (1)	44,085	43,772
Other long term liabilities	2,772	2,906
Total liabilities	80,588	84,388

Total stockholders’ equity	11,504	13,642
Total liabilities and stockholders’ equity	$92,092	$98,030

(1) Long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,497 and $1,127 of unamortized financing fees in the periods ending September 29, 2018 and December 30, 2017, respectively.